EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, No. 333-            ) and related Prospectus of IBERIABANK Corporation for the registration of a Warrant to purchase up to 138,490 shares of common stock and the underlying 138,490 shares of common stock, and to the incorporation by reference therein of our reports dated March 13, 2009, with respect to the consolidated financial statements of IBERIABANK Corporation as of and for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of IBERIABANK Corporation, as of December 31, 2008, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana
March 13, 2009